Exhibit 99.2

Morgan Keegan & Company, Inc.

Morgan Keegan Tower

Fifty North Front Street

Memphis, Tennessee 38103

901/524-4100 Telex 69-74324

WATS 800/366-7426

Members New York Stock Exchange, Inc.

December 21, 2007

Board of Directors

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, NJ 08691

Gentlemen:

We hereby consent to the use of our opinion letter, dated December 10, 2007, to the Board of Directors of American Bank Note Holographics, Inc. (“ABNH”) included as Annex C to, and reference thereto under the headings “SUMMARY – Opinion of ABNH’s Financial Advisor Regarding the Merger” and “PROPOSAL NO. 1 – THE MERGER – Opinion of ABNH’s Financial Adivsor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving ABNH and JDS Uniphase Corporation (“JDSU”), which Joint Proxy/Prospectus forms a part of JDSU’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Morgan Keegan & Company, Inc.
MORGAN KEEGAN & COMPANY, INC.